Exhibit 99.1

Contact: Arena Pharmaceuticals, Inc.	Media Contact: Russo Partners

Jack Lief	David Schull, President
President and CEO	david.schull@russopartnersllc.com
858.717.2310
Cindy McGee
Manager, IR and Corporate Communications	Anthony J. Russo, Ph.D., CEO
858.453.7200, ext. 1479	tony.russo@russopartnersllc.com
212.845.4251
www.arenapharm.com

Arena Pharmaceuticals Announces Second Quarter 2010 Financial Results and Recent Developments

- FDA Completes Successful Pre-Approval Inspection of Arena’s Swiss Manufacturing Facility -

San Diego, CA, August 3, 2010 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the second quarter ended June 30, 2010, and recent developments, including the successful Pre-Approval Inspection, or PAI, of the company’s Swiss drug product manufacturing facility by the US Food and Drug Administration, or FDA.

“We have recently achieved a number of important milestones, including the establishment of an agreement with Eisai for the commercialization of lorcaserin in the US, the successful completion of the FDA’s pre-approval inspection of our Swiss manufacturing facility and the publication of our BLOOM trial results in the New England Journal of Medicine,” stated Jack Lief, Arena’s President and Chief Executive Officer. “We are continuing to execute on our plans for lorcaserin as we prepare for the September FDA advisory committee meeting and potential regulatory approval.”

Arena reported a lower net loss in the second quarter of 2010 of $28.8 million, or $0.28 per share, compared to a net loss in the second quarter of 2009 of $38.0 million, or $0.48 per share, and a lower net loss in the first half of 2010 of $60.0 million, or $0.60 per share, compared to a net loss in the first half of 2009 of $88.6 million, or $1.16 per share.

As expected, research and development expenses declined to $20.5 million in the second quarter of 2010 from $24.2 million in the second quarter of 2009. Research and development expenses in the first half of 2010 declined to $38.8 million from $66.8 million in the first half of 2009. This decrease is primarily attributable to the completion of the pivotal Phase 3 clinical trials for lorcaserin. Research and development expenses included $1.8 million in non-cash, share-based compensation expense in the first half of both 2010 and 2009. General and administrative expenses totaled $6.8 million in the second quarter of 2010, compared to $5.7 million in the second quarter of 2009, and $13.8 million in the first half of 2010, compared to $13.3 million in the first half of 2009. This increase in general and administrative expenses is primarily attributable to increased market research expenses. General and administrative expenses in the first half of 2010 included $1.3 million in non-cash, share-based compensation expense, compared to $1.6 million in the first half of 2009. Interest expense of $9.9 million was recorded in the first half of 2010, compared to $3.7 million in the first half of 2009. This increase is primarily attributable to the loan Arena received from Deerfield Management in July 2009.

At June 30, 2010, cash, cash equivalents and short-term investments totaled $118.5 million and approximately 112.3 million shares of common stock were outstanding. In July 2010, Arena received an upfront payment of $50.0 million from Eisai Inc., or Eisai, under a marketing and supply agreement for lorcaserin.

Arena’s Recent Developments

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Arena’s wholly owned subsidiary, Arena Pharmaceuticals GmbH, entered into a marketing and supply agreement with Eisai for the commercialization of lorcaserin in the United States following FDA approval. Eisai was established in 1995 and is ranked among the top-20 US pharmaceutical companies (based on retail sales). Eisai began marketing its first product in the United States in 1997 and has grown to become a fully-integrated pharmaceutical business with fiscal year 2009 sales of approximately $3.9 billion. Under the terms of the marketing and supply agreement, Arena received an upfront payment of $50.0 million from Eisai, and, upon regulatory approval and the delivery of product supply for launch, Arena may receive up to an additional $90.0 million in milestone payments depending on the label and timing of approval. Arena will manufacture lorcaserin at its facility in Switzerland and sell finished product to Eisai for a purchase price of 31.5% - 36.5% of Eisai’s annual net product sales. Arena is also eligible to receive $1.16 billion in purchase price adjustment payments based on annual sales levels of lorcaserin and up to an additional $70.0 million in regulatory and development milestone payments.

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The FDA completed the PAI of Arena’s drug product manufacturing facility in Switzerland and classified the inspection as No Action Indicated, or NAI, with no Form 483 issued. In addition to this PAI, one of Arena’s contract manufacturing organizations for lorcaserin active pharmaceutical ingredient, Siegfried Ltd., was also inspected by the FDA, and the inspection was also classified as NAI with no Form 483 issued. These successful PAIs enable Arena to manufacture finished product for marketing and distribution following regulatory approval.

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Results from the two-year, pivotal Phase 3 BLOOM (Behavioral modification and Lorcaserin for Overweight and Obesity Management) trial were published in the July 15, 2010, issue of the New England Journal of Medicine. The data presented in the article show that lorcaserin used in conjunction with behavioral modification caused significantly greater weight loss and improved maintenance of weight loss compared to placebo. Lorcaserin also improved values for biomarkers that may be predictive of future cardiovascular events, including lipid levels, insulin resistance, levels of inflammatory markers and blood pressure.

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The FDA notified Arena of the tentative scheduling of an Endocrinologic and Metabolic Drugs Advisory Committee meeting on September 16, 2010, for the review of the lorcaserin New Drug Application, or NDA.

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At the American Diabetes Association’s 70th Scientific Sessions, pooled Week 52 data from lorcaserin’s pivotal Phase 3 clinical trial program were presented. Data from over 6,000 patients show that more than twice as many lorcaserin patients (47.1%) achieved at least 5% body weight loss compared to placebo (22.6%) using Intent-to-Treat with Last Observation Carried Forward analysis. Lorcaserin reduced body weight in all patient subgroups evaluated, as defined by gender, age, ethnicity, starting body weight and starting Body Mass Index, or BMI. Greater improvements in cardiovascular risk factors were also achieved with lorcaserin treatment compared to placebo overall and in most subgroups. Patients in both the lorcaserin and placebo groups who decreased their body weight by at least 5% achieved more favorable changes in lipid parameters, glycemic parameters, blood pressure and high sensitivity C-reactive protein as compared to those who had less than 5% weight loss. Greater improvements in these cardiovascular risk factors were also achieved by patients who entered the studies with values indicative of elevated risk.

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Arena received net proceeds of $35.5 million in June 2010 from the sale of 11.0 million shares of common stock to Deerfield Management at a price of $3.23 per share. As part of the transaction, the exercise price of 16.2 million of the 28.0 million outstanding warrants to purchase common stock that Deerfield previously received in connection with a June 2009 loan to Arena were reduced from $5.42 to $3.45 per share.

2010 Financial Guidance

Arena reported that it expects to end 2010 with $112 million to $122 million in cash, cash equivalents and short-term investments, reflecting receipt in July 2010 of the $50 million upfront payment from Eisai, and also increased revenue guidance from a range of $12 million to $14 million to a range of $14 million to $16 million to reflect the 2010 amortization of such upfront payment. Both cash and revenue guidance excludes any potential milestones from Eisai and other existing collaborations, revenue from any new collaborations in 2010 and any commercial sales of lorcaserin. Arena decreased its 2010 guidance for general and administrative expenses from a range of $31 million to $35 million to a range of $26 million to $30 million (including non-cash expenses of approximately $3 million) primarily to reflect lower anticipated marketing costs for lorcaserin. Arena reiterated the following other components of its full year guidance: external clinical and preclinical study fees and expenses, including manufacturing, of approximately $17 million to $21 million; internal research and development expenses of approximately $57 million to $63 million (including non-cash expenses of approximately $10 million); and capital expenditures of approximately $7 million.

Scheduled Earnings Call

Arena will host both a conference call and webcast to discuss the second quarter 2010 financial results and to provide a business and financial update today, Tuesday, August 3, 2010, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Jack Lief, President and Chief Executive Officer, and Robert E. Hoffman, Vice President, Finance and Chief Financial Officer, will host the conference call.

The conference call may be accessed by dialing 877.643.7155 for domestic callers and 914.495.8552 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals’ Second Quarter 2010 Conference Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing oral drugs that target G protein-coupled receptors, an important class of validated drug targets, in four major therapeutic areas: cardiovascular, central nervous system, inflammatory and metabolic diseases. Arena’s most advanced drug candidate, lorcaserin, is intended for weight management and has completed a pivotal Phase 3 clinical trial program. Arena has filed an NDA for lorcaserin, and the FDA has assigned a PDUFA date of October 22, 2010, for review of the application. Arena’s wholly owned subsidiary, Arena Pharmaceuticals GmbH, has granted Eisai Inc. exclusive rights to market and distribute lorcaserin in the United States.

Arena Pharmaceuticals® and Arena® are registered service marks of the company. “APD” is an abbreviation for Arena Pharmaceuticals Development.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the significance of the marketing and supply agreement with Eisai, the FDA’s pre-approval inspections, and the publication of BLOOM trial results; rights and obligations under the marketing and supply agreement with Eisai and expectations, goals and future activities related to such agreement; the September 2009 FDA advisory committee meeting; the advancement, therapeutic indication and use, safety, efficacy, tolerability, potential, regulatory review and potential regulatory approval and commercial launch of lorcaserin; the significance of biomarkers; financial guidance; and Arena’s focus, goals, strategy, research and development programs, and ability to develop compounds, commercialize drugs and execute its plans. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, risks related to the implementation and continuation of the marketing and supply agreement with Eisai and dependence on Eisai for commercialization of lorcaserin in the United States; regulatory authorities or advisors may not find data from Arena’s clinical trials and other studies sufficient for regulatory approval; the timing and ability of Arena to receive regulatory approval for its drug candidates; the ability to enter into agreements to develop or commercialize lorcaserin and other of Arena’s compounds or programs; Arena’s ability to commercialize lorcaserin outside of the United States with another company or independently; the timing, success and cost of the lorcaserin program and other of Arena’s research and development programs; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; clinical trials and other studies may not proceed at the time or in the manner Arena or others expect or at all; Arena’s ability to obtain adequate funds; Arena’s ability to obtain and defend its patents; and the timing and receipt of payments and fees, if any, from Eisai and Arena’s collaborators. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenues
Manufacturing services	$1,437	$1,508	$3,412	$2,926
Collaborative agreements	1,022	920	1,560	2,160

Total revenues	2,459	2,428	4,972	5,086

Operating Expenses
Cost of manufacturing services	1,630	1,643	3,495	2,997
Research and development	20,502	24,205	38,816	66,825
General and administrative	6,760	5,660	13,774	13,302
Restructuring charges	—	3,324	—	3,324
Amortization of acquired technology & other intangibles	531	573	1,068	1,139

Total operating expenses	29,423	35,405	57,153	87,587

Interest and Other Income (Expense)
Interest income	92	46	231	216
Interest expense	(2,281)	(1,935)	(9,931)	(3,652)
Gain (Loss) from valuation of derivative liabilities	415	(2,492)	1,834	(2,127)
Other	(19)	(625)	20	(533)

Total interest and other expense, net	(1,793)	(5,006)	(7,846)	(6,096)

Net loss	$(28,757)	$(37,983)	$(60,027)	$(88,597)

Net loss per share, basic and diluted	$(0.28)	$(0.48)	$(0.60)	$(1.16)

Shares used in calculating net loss per share, basic and diluted	104,136	79,212	99,571	76,701

Arena Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	June 30, 2010	December 31, 2009
	(unaudited)	*
Assets
Cash, cash equivalents & short-term investments	$118,498	$115,449
Accounts receivable	1,900	1,415
Other current assets	4,220	4,409
Land, property & equipment, net	92,090	95,445
Acquired technology & other non-current assets	18,142	19,560

Total assets	$234,850	$236,278

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$11,356	$15,884
Total deferred revenues	4,070	4,086
Total derivative liabilities	4,808	6,642
Total note payable to Siegfried	8,827	9,143
Note payable to Deerfield**	50,470	47,906
Total lease financing obligations & other long-term liabilities	77,653	78,050
Total stockholders’ equity	77,666	74,567

Total liabilities & stockholders’ equity	$234,850	$236,278

*	The condensed consolidated balance sheet data as of December 31, 2009, has been derived from the audited financial statements as of that date.
**	The outstanding principal balance of the note payable to Deerfield at June 30, 2010, and December 31, 2009, was $90.0 million.

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